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 Exhibit 99.1

Preliminary Financial Information and Operating Data for the Three Months Ended March 31, 2015

              Beginning with fiscal year 2015, we intend to organize and manage our operations across two business segments: Games and Payments.

              While our full and final financial information and operating data for the three months ended March 31, 2015 are not yet available, the following preliminary financial information and operating data reflects our current expectations for such period:

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  We estimate consolidated revenues of between $205.0 million and $210.0 million, including games revenues of between $54.0 million and $56.0 million and payments revenue of between $151.0 million and $154.0 million.

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  We estimate consolidated Adjusted EBITDA of between $49.0 million and $51.0 million, including games Adjusted EBITDA of between $30.0 million and $31.0 million and payments Adjusted EBITDA of between $19.0 million and $20.0 million.

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  At March 31, 2015, we estimate cash and cash equivalents, net of settlement receivables and liabilities, to total approximately $33.0 million and total consolidated indebtedness of $1,183.0 million.

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  We estimate total gaming units sold of between 800 and 840; gaming units sold average selling price of approximately $16,400; and total domestic participation installed units at quarter end of approximately 13,170.

              The preliminary financial information and operating data presented above are subject to the completion of our accounting closing procedures and adjustments for the three months ended March 31, 2015, which have not been completed. Accordingly, these results are subject to change and those changes may be material. In particular, we have provided ranges for the preliminary financial results above because we expect that our final results may vary from our preliminary estimates. In addition, these estimated results are not necessarily indicative of our results for the full fiscal year or for any future period. These estimated financial results should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP.

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  Exhibit 99.1